EXHIBIT 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT , effective as of January 1, 2013 (the “Amendment Date”) by and between Federal Home Loan Bank of Des Moines, a federally chartered corporation (“Company”), and Richard S. Swanson (“Executive”).
Recitals
The Company and the Executive have entered into an Employment Agreement effective as of March 1, 2011 (the “Employment Agreement”). The Company and the Executive wish to enter into this amendment to the Employment Agreement, effective as of the Amendment Date (the “Amendment”).
Agreement
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:
1. Section 5(a) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Salary. During the Period of Employment, the Company shall pay the Executive an annual base salary (the “Base Salary”) of $670,000 unless lowered as part of a nondiscriminatory cost reduction plan applicable to the Company's total compensation budget, paid in accordance with the Company's payroll and compensation practices. The Base Salary shall be reviewed annually. Based upon such review, the Company may increase the Executive's Base Salary, subject to the review of the Federal Housing Finance Agency (or successor agency). Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Agreement.”

2. Section 5(b) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Bonus Programs. The Executive shall be eligible to participate in all incentive plans (“Incentive Plans”) approved from time to time by the Company's Board of Directors. Incentive targets and maximums are set by the Board of Directors and may increase or decrease based upon market data and/or other studies conducted by the Company and the Board, or based on the discretion of the Board of Directors. Subject to review by the FHFA (or successor agency), the Executive's target under an Incentive Plan that is effective for 2013 or any year thereafter will not be set lower than 75% of base salary except as a result of a board decision affecting all named executive officers, such as a nondiscriminatory cost reduction plan applicable to the Company's total compensation budget.”

3. Section 10(b) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Qualifying Retirement. This Agreement and the Executive's Period of Employment shall cease automatically upon a retirement date that qualifies for retirement under the Incentive Plan in effect at the time of retirement, and that is mutually agreed upon by the Executive and the Company, in addition to other agreed-upon terms and conditions that provide for an orderly transition.”

4. Section 10(d) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“By Executive for Good Reason. During the Period of Employment, the Executive's employment hereunder may be terminated by the Executive for Good Reason upon written notice. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment of duties to Executive that are materially and adversely inconsistent with Executive's position, (ii) any material diminution in Executive's authority, duties or responsibilities, (iii) a reduction in Executive's Base Salary or Incentive Plan bonus opportunity, unless as part of a nondiscriminatory cost reduction applicable to the Company's total compensation budget, (iv) a material change by the Company in the geographic location in which the Executive is required to perform his services, or (v) a material breach of this Agreement by the Company. If (I) Executive provides written notice to the Company of the occurrence of Good Reason within ninety (90) days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason; (II) the Company fails to correct the circumstances within thirty (30) days after receiving such notice; and (III) Executive resigns fifteen (15) days after the Company fails to correct such circumstances; then Executive shall be considered to have terminated for Good Reason for purposes of this Agreement.”

5. Section 11(a) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Termination by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, he shall be entitled to his:

(i) Base Salary accrued through the Date of Termination; plus

(ii) any accrued but unpaid award(s) under any Incentive Plan in an amount equal to that which the Executive would have received in the year in which the Date of Termination occurs; plus

(iii) all accrued vacation through his Date of Termination; and

(iv) all other vested benefits under the terms of the Company's employee benefit plans, subject to the terms of such plans.

Payment of all accrued amounts as set forth in this Section 11(a), other than Incentive Plan award amounts, shall be paid in lump sum within ten (10) days or no later than the first Company payroll date on or after the Executive's Date of Termination. Payment of all Incentive Plan award amounts, if any, shall be paid as otherwise provided under the applicable Incentive Plan.”

6. Sections 11(b)(ii), 11(b)(iii) and 11(b)(iv) of the Employment Agreement are hereby amended and replaced in their entirety with the following:
“(ii) one (1) times the Executive's targeted non-deferred award under the Company's Incentive Plan in effect for the calendar year in which the Date of Termination occurs (or the targeted annual incentive award for the prior year if such has not then been determined), plus

(iii) an award as provided for under the Company's Incentive Plan for the year in which the Date of Termination occurs, prorated based on the number of full months the executive was employed in such year and calculated in accordance with the terms of applicable Incentive Plan as if the termination was due to death or disability; plus

(iv) to the extent not already paid to the Executive under Section 11(a) of this Agreement, an incentive award equal to any accrued but unpaid awards from Incentive Plans covering periods prior to the one in which the Date of Termination occurs, with the amount of such award being calculated in accordance with the terms of applicable Incentive Plan as if the termination was due to death or disability.”

7. The second paragraph following Section 11(b)(iv) of the Employment Agreement is hereby amended and replaced in its entirety with the following:
“The Base Salary amount under this Section 11(b)(i) shall be paid in a lump sum within ten (10) days or no later than the first Company payroll date on or after the date the release becomes effective. All other Incentive Plan awards shall be paid within the periods specified by the applicable Incentive Plan. Payments under this Section 11(b) shall be paid or provided only at the time of a termination of the Executive's employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and guidance promulgated thereunder. Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described under this Section 11(b) shall be delayed for a period of six (6) months following the Executive's separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. If the payments are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay the Executive a lump sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited from the date of the Executive's separation from service to the date of payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such separation from service.”

8. Section 11(c) of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Termination due to Death, Disability or Retirement. If the Executive's employment is terminated due to the Executive's death or Disability, or due to a Qualifying Retirement as defined under Section 10(b), he shall receive the benefits described in Section 11(a) above. In addition he shall be entitled to:

(i) an award as provided for under the Company's Incentive Plan for the year in which the Date of Termination occurs, prorated based on the number of full months the Executive was employed in such year; plus

(ii) to the extent not already paid to the Executive under Section 11(a) of this Agreement, an incentive award equal to any accrued but unpaid awards from Incentive Plans covering periods prior to the one in which the Date of Termination occurs; plus

(iii) other coverage continuation rights that are available to such employees upon death, Disability or retirement, as provided for under the terms of such plans.

Payment of all accrued amounts as set forth in this Section 11(c), other than Incentive Plan award amounts, or payments under an Agreement Addendum, shall be paid in lump sum within ten (10) days or no later than the first Company payroll date on or after the Executive's Date of Termination. Payment of all Incentive Plan award amounts, if any, shall be paid as otherwise provided under the applicable Incentive Plan.”

9. Except as otherwise set forth above, the terms of the Employment Agreement shall continue in full force and effect.

10. This Amendment shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflicts of laws.

11. This Amendment may be executed simultaneously in two or more parts, including by electronic mail or facsimile, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates written below.

FEDERAL HOME LOAN BANK OF DES MOINES

/s/ Richard S. Swanson
Richard S. Swanson
President and Chief Executive Officer

Date: March 7, 2013	/s/ Dale E. Oberkfell
Dale E. Oberkfell
Chairman